Exhibit 99.1

WABCO Confirms Fine from European Commission; Reiterates No One from the Company Involved in Related Infractions

BRUSSELS, Belgium, June 23, 2010 – WABCO Holdings Inc. (NYSE: WBC), a global technology leader and tier-one supplier to the commercial vehicle industry, today confirmed that the European Commission has assessed a EUR 326 million civil fine ($400 million at the current EUR to USD exchange rate of 1.2278) against entities representing the former American Standard Companies Inc. and certain of its former operations in Europe.

The fine is the result of the Commission’s previously disclosed investigation of alleged anticompetitive practices prior to 2004 by numerous European bathroom fixtures and fittings companies, including those which were part of American Standard’s European operations.

Ideal Standard International Holding SARL acquired in November 2007 the European Bath and Kitchen division of American Standard, including European legal entities which were formerly subsidiaries of American Standard Europe BVBA, and has continued the relevant business.

WABCO has never manufactured or marketed any of the products that are the subject of this investigation and no one from WABCO had any involvement with the matter. However, as disclosed by WABCO in connection with its spin-off from American Standard Companies Inc. in 2007, and as disclosed in WABCO’s Form 10K and 10Q filings, WABCO is obliged to indemnify American Standard Companies Inc., now known as Trane Inc., and the Ideal Standard entities involved in the Commission’s investigation against any fine related to this investigation.

WABCO can pay this fine using its existing cash balances and available credit lines.

“We welcome that the European Commission has finally made a decision after several years of delay. However, based on the facts and circumstances of this case, we believe that this fine is excessive,” said Jacques Esculier, Chairman and Chief Executive Officer. “We also believe that we have strong grounds to appeal, although we are waiting for the full text of the Commission’s decision before we confirm whether to appeal. Importantly, the Commission’s decision lifts a lot of uncertainty for WABCO and we can now more than ever address the growth opportunities that are available for our company.”

Conference Call Set for June 25

WABCO will hold a conference call at 9:00 a.m. Eastern Time on Friday, June 25. Jacques Esculier, Chairman and Chief Executive Officer, and Ulrich Michel, Chief Financial Officer, will discuss the European Commission fine and provide the company’s business update.

The call will be webcast at www.wabco-auto.com and it is also accessible by telephone in listen only mode. Dial-in number is +1 408 940 3818 and U.S. toll-free dial-in number is 877 844 0834.

A replay of the call will be available from 12:00 Noon Eastern Time on June 25 until midnight July 25, 2010. Replay dial-in number is +1 706 645 9291 and U.S. toll-free dial-in number is 800 642 1687. Pass code is 83663853.

About WABCO

WABCO Vehicle Control Systems (NYSE: WBC) is a leading supplier of safety and control systems for commercial vehicles. For over 140 years, WABCO has pioneered breakthrough electronic, mechanical and mechatronic technologies for braking, stability, and transmission automation systems supplied to the world’s leading commercial truck, trailer, and bus manufacturers. With sales of $1.5 billion in 2009, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements.

Media, investors and analysts contact

Jason Campbell, +1 732 369 7477, jason.campbell@wabco-auto.com

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